EXHIBIT 1.01

CONFLICT MINERALS REPORT

Introduction

This Report has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 to December 31, 2014.

This Report relates to the process undertaken for Apple products that were manufactured, or contracted to be manufactured, during calendar year 2014 and that contain gold, columbite-tantalite (coltan), cassiterite, wolframite, tantalum, tin, and tungsten (collectively, the “Subject Minerals”).

These products are Apple’s iPhone®, iPad®, Mac®, iPod®, Apple TV®, displays, and Apple accessories.* Third-party products that Apple retails but that it does not manufacture or contract to manufacture are outside of the scope of this Report.

When this Report uses the term “conflict-free,” it means the minerals, smelters or refiners have been verified as complying with the Conflict-Free Sourcing Initiative’s Conflict-Free Smelter Program (the “CFSP”) or an equivalent third-party audit program.

Apple’s Conflict Minerals Program

Apple is dedicated to ensuring ethical sourcing, and has made significant progress toward using only conflict-free minerals in its products. Rather than funnel its demand through a limited number of smelters and refiners, or avoid entirely those sourcing in Central Africa, Apple is expanding the base of smelters and refiners that have been verified as conflict-free.

Apple’s strategy of continuous engagement and accountability has driven real change. The number of conflict-free smelters and refiners in Apple’s supply chain has more than doubled in the past year, so that a majority of the identified and reported smelters and refiners as of December 31, 2014 have been verified as conflict-free. More than 88% of the identified smelters and refiners have either successfully completed conflict-free audits or have begun the audit process, and Apple is working with its suppliers to verify the rest or remove them from its supply chain.

Apple began investigating the uses of tantalum, tin, tungsten, and gold in its products in 2009. In 2010, Apple became one of the first companies to begin mapping its supply chain to the smelter or refiner level, in order to identify the smelters and refiners its suppliers use and to understand potential entry points into its supply chain for tantalum, tin, tungsten, and gold.

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Since 2011, Apple has been driving smelters and refiners to comply with the CFSP or equivalent independent third-party audit programs. In February 2014, Apple announced that all tantalum smelters known to be in its supply chain had been designated conflict-free, and that remained the case throughout the year. Apple has also added another layer of accountability by publishing its smelters’ and refiners’ names, countries and CFSP participation status, and updating this list publicly each quarter.

The progress is clear. For calendar year 2014, Apple identified 233 smelters and refiners as potential sources of Subject Minerals that were reported to be in its supply chain at some point during the year. In order to provide the most current compliance status, Apple further narrowed this list to 225 smelters and refiners that Apple believes were operational and still in its supply chain as of December 31, 2014. Of those 225 smelters and refiners, 135 have been verified as conflict-free, and an additional 64 have begun the audit process.

Smelters and refiners verified as conflict-free or in the audit process

Tantalum	37 of 37 (100%)

Tin	50 of 55 (91%)

Tungsten	31 of 32 (97%)

Gold	81 of 101 (80%)

Total	199 of 225 (88%)

The number of smelters and refiners in Apple’s supply chain as of December 31, 2014 that are verified as conflict-free or in the audit process, is more than double the comparable number for the prior year.

Status of identified smelters and refiners	2014	2013

Verified conflict-free	135	59

Participating in an audit process	64	23

Not participating	26	104

Total	225	186

In early 2014, Apple launched a campaign that established strict deadlines for smelters and refiners to demonstrate their progress toward participating in a conflict minerals audit by the end of 2014. Unfortunately, there were four smelters and refiners that refused to engage in the process, and they have been notified of their termination. In addition, Apple newly engaged with 22 smelters and refiners in 2014 and is actively working to get them to participate in the process. Apple is giving them a deadline of compliance or participation by the end of 2015, or they will be removed from Apple’s supply chain. Apple will continue to keep up the pressure until all unaudited smelters and refiners are either verified or no longer in Apple’s supply chain.

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In addition to engaging with smelters and refiners across the world, Apple has worked closely with the Conflict-Free Sourcing Initiative (the “CFSI”) to provide financial and in-kind support and expertise. Apple has served in leadership roles on the CFSI, including on the audit review and steering committees. Apple helped drive improvements to the CFSI’s systems, processes, and audits, and Apple used its experience to train other CFSI members on how to effectively engage with smelters, refiners, and other stakeholders for maximum positive impact.

In order to expand the smelter base, Apple also has been encouraging a wide range of trade associations, enterprises in peer industries such as jewelry and banking, and metal exchanges around the world to conduct due diligence on their supply chains and use their influence to increase verified supply lines.

Apple remains committed to driving economic development and creating opportunities to source conflict-free minerals from the Democratic Republic of the Congo (the “DRC”) and adjoining countries. To that end, Apple is working with non-governmental organizations, trade groups, and government agencies to promote change. Apple has provided financial support for in-region programs, including the Conflict-Free Tin Initiative, the ITRI Tin Supply Chain Initiative, KEMET’s Partnership for Social and Economic Sustainability, Solutions for Hope, Partnership Africa Canada, and the Public-Private Alliance for Responsible Minerals Trade. For example, Apple worked with Solutions for Hope to provide iPads and solar chargers to the Diamond Development Initiative to support a registration system for artisanal miners in DRC regions affected by conflict. Using a mobile mapping and survey application developed by Solutions for Hope, this registration enables artisanal miners to enjoy more formal protections and better economic opportunities. Apple also provided funding through the foundation Humanity United to advance Partnership Africa Canada’s work to track, certify, and export artisanal gold from eastern DRC, which includes the creation of economic incentives for local miners and traders to sell via legal sales channels.

Apple requires all of its suppliers to adhere to its Conflict Minerals Standard. This standard is available on Apple’s website, along with Apple’s annual supplier responsibility progress reports. Apple expects its suppliers to implement policies and due diligence measures in accordance with its Conflict Minerals Standard, and the suppliers are required to make their policies available to Apple. If a supplier fails to comply with Apple’s Conflict Minerals Standard, Apple will take measures up to and including termination of its relationship with the supplier.

Continuous Improvement in Understanding Sources of Minerals

In order to understand the sources of the Subject Minerals used in its complex and multi-tiered supply chain, Apple has implemented an extensive survey program. Apple’s Conflict Minerals Standard requires that all of its suppliers map their supply chains down to the smelters and refiners and report the results to Apple. Accordingly, in 2014, Apple surveyed more than 450 suppliers that contribute to Apple products.

Apple suppliers have in some cases reported smelters and refiners that Apple believes are not operational or may have been misidentified as smelters and refiners. As a result, Apple continues to conduct independent research on smelters and refiners and to work with suppliers throughout its supply chain to re-validate, improve, and refine their reported information, taking into account supply chain fluctuations and other changes in status or scope and relationships over time.

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Apple continues to monitor reported and newly identified smelters and refiners to drive them to be verified. New smelters and refiners continue to be identified as a result of improved reporting through multiple layers of the supply chain, corporate acquisitions, and new smelting and refining operations that desire to sell into Apple’s supply chain. Once a smelter or refiner is identified in Apple’s supply chain and is willing to participate in the audit, prior to being audited, a smelter or refiner must prepare a significant amount of relevant documentation, improve systems that may be lacking, develop and implement policies around sourcing, train staff, and engage in in-region sourcing programs, as applicable.

Based on information received through the CFSP or equivalent independent third-party audit programs, as well as a third-party review of publicly available information about identified smelters and refiners, Apple has documented the country of origin information of particular smelters and refiners. The CFSP collects evidence from smelters and refiners demonstrating that responsible sourcing procedures and systems have been implemented. The CFSP works with complementary programs in Central Africa to validate conflict-free mine sites and trade routes. Regional traceability and other third-party programs work with non-governmental organizations, government programs, and the CFSP to improve procedures and systems when incidents occur and they communicate relevant information to program participants as it becomes available. Apple continues to engage with these third-party programs to encourage further improvement and reliability. Apple believes that independent third-party audit programs provide a reasonable basis for companies to conclude that smelters and refiners have procedures and systems for determining if the smelters and refiners process Subject Minerals that directly or indirectly finance or benefit armed groups.

Due Diligence

Design of Due Diligence

Apple designed its due diligence measures to conform to the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, including the related supplements on tantalum, tin, tungsten, and gold.

Due Diligence Measures Performed

Based on its assessment of survey responses received from suppliers, Apple implemented due diligence measures with 233 smelters and refiners that were identified as potential sources of Subject Minerals in Apple’s products. These due diligence measures included engaging directly with unverified smelters and refiners to drive them to comply with the CFSP or an equivalent third-party audit program. Apple personnel also conducted 38 visits with smelters and refiners and traders, and established action plans with particular smelters and refiners, to prepare them to undergo conflict minerals audits. Additionally, Apple commissioned a third-party review of publicly available information on the identified smelters and refiners reported to Apple, providing additional information to determine the country of origin of those smelters that have not gone through the CFSP or an equivalent independent third-party audit.

Apple also directed its suppliers to ensure that their smelters and refiners undergo audits to verify compliance with the CFSP or an equivalent audit program. Where particular smelters or refiners were unwilling to engage with Apple or seek compliance with the CFSP or equivalent independent third-party audit programs, Apple required its suppliers to terminate their relationships with those smelters and refiners, and/or work with their suppliers to remove these smelters and refiners from their supply chain. It can take many months to communicate requirements down through the various levels of the supply chain and reach direct customers of a smelter or refiner, as well as several reporting cycles through multiple levels of the supply chain to confirm a smelter or refiner has been removed from a supply chain and from the conflict minerals reporting associated with it.

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Risk Mitigation and Future Due Diligence Measures

Apple will keep improving its due diligence measures by taking the following steps, among others:

—	Continuing to pressure smelters and refiners directly to become verified as having conflict-free sources of Subject Minerals, or have them removed from Apple’s supply chain;

—	Continuing to drive its suppliers to obtain current, accurate, and complete information about their smelters and refiners of Subject Minerals;

—	Continuing to work with its suppliers to help them understand and satisfy Apple’s Subject Minerals requirements fully; and

—	Continuing to engage with third-party programs to encourage further improvement and reliability in traceability programs.

Determination

Based on the information provided by Apple’s suppliers and its own due diligence efforts with known smelters and refiners through December 31, 2014, Apple believes that the facilities that may have been used to process the Subject Minerals in Apple products include the smelters and refiners listed in Annex I below.

Based on these due diligence efforts, Apple does not have sufficient information to conclusively determine the countries of origin of the Subject Minerals in its products or whether the Subject Minerals in its products are from recycled or scrap sources. However, based on the information provided by Apple’s suppliers, smelters, and refiners, as well as from the CFSI and other sources, Apple believes that the countries of origin of the Subject Minerals contained in its products include the countries listed in Annex II below, as well as recycled and scrap sources.

Of the 233 smelters and refiners of Subject Minerals identified for calendar year 2014, 24 smelters and refiners were identified as sources of Subject Minerals from the DRC or adjoining countries. Of these 24, 21 were determined CFSP-compliant and one was found to be no longer operational. One of the two remaining is preparing to be audited. The final remaining refiner has not yet undertaken a third-party audit, and Apple is requiring its suppliers to remove the refiner from its supply chain. Apple found no reasonable basis for concluding that this refiner, or the other smelter preparing to be audited, sourced Subject Minerals that directly or indirectly finance or benefit armed groups.

Apple has provided information as of the date of this Report. Subsequent events, such as the inability or unwillingness of any suppliers, smelters or refiners to comply with Apple’s Conflict Minerals Standard, may affect Apple’s future determinations under Rule 13p-1.

* Does not include Beats Electronics products in accordance with Instruction to Item 1.01(3) of Form SD.

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ANNEX I

Subject Mineral	Smelter or Refiner Name	Country location of Smelter or Refiner

Gold	Aida Chemical Industries Co., Ltd.	Japan

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany

Gold	Almalyk Mining and Metallurgical Complex	Uzbekistan

Gold	AngloGold Ashanti Córrego do Sítio Mineraçäo	Brazil

Gold	Argor-Heraeus SA	Switzerland

Gold	Asahi Pretec Corporation	Japan

Gold	Asaka Riken Co., Ltd.	Japan

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey

Gold	Aurubis AG	Germany

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines

Gold	Bauer Walser AG	Germany

Gold	Boliden AB	Sweden

Gold	C. Hafner GmbH + Co. KG	Germany

Gold	Caridad	Mexico

Gold	CCR Refinery – Glencore Canada Corporation	Canada

Gold	Cendres + Métaux SA	Switzerland

Gold	Chimet S.p.A.	Italy

Gold	Chugai Mining Co., Ltd.	Japan

Gold	Daye Non-Ferrous Metals Mining Ltd.	China

Gold	Do Sung Corporation	Republic of Korea

Gold	Doduco GmbH	Germany

Gold	Dowa	Japan

Gold	ECO-System Recycling Co., Ltd.	Japan

Gold	FSE Novosibirsk Refinery	Russia

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Gold	Gansu Seemine Material High-Tech Co. Ltd.	China

Gold	Guangdong Jinding Gold Ltd.	China

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China

Gold	Heimerle + Meule GmbH	Germany

Gold	Heraeus Ltd. Hong Kong	China

Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

Gold	Hunan Chenzhou Mining Group Co., Ltd.	China

Gold	Hwasung CJ Co. Ltd	Republic of Korea

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Ltd.	China

Gold	Ishifuku Metal Industry Co., Ltd.	Japan

Gold	Istanbul Gold Refinery	Turkey

Gold	Japan Mint	Japan

Gold	Jiangxi Copper Co., Ltd.	China

Gold	Johnson Matthey Inc.	United States

Gold	Johnson Matthey Ltd.	Canada

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russia

Gold	JSC UralElectromed	Russia

Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

Gold	Kazzinc Ltd.	Kazakhstan

Gold	Kennecott Utah Copper LLC	United States

Gold	Kojima Chemicals Co., Ltd.	Japan

Gold	Korea Metal Co. Ltd.	Republic of Korea

Gold	Kyrgyzaltyn JSC	Kyrgyzstan

Gold	L’azurde Company For Jewelry	Saudi Arabia

Gold	Lingbao Gold Co., Ltd.	China

Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	China

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Gold	LS-Nikko Copper Inc.	Republic of Korea

Gold	Luoyang Zijin Yinhui Metal Smelting Co. Ltd.	China

Gold	Materion Corporation	United States

Gold	Matsuda Sangyo Co., Ltd.	Japan

Gold	Met-Mex Peñoles, S.A.	Mexico

Gold	Metalor Technologies (Hong Kong) Ltd.	China

Gold	Metalor Technologies SA	Switzerland

Gold	Metalor Technologies Singapore Pte Ltd.	Singapore

Gold	Metalor USA Refining Corporation	United States

Gold	Mitsubishi Materials Corp.	Japan

Gold	Mitsui Mining and Smelting Co., Ltd.	Japan

Gold	Moscow Special Alloys Processing Plant	Russia

Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey

Gold	Navoi Mining and Metallurgy Combinat	Uzbekistan

Gold	Nihon Material Co. Ltd.	Japan

Gold	Ohio Precious Metals, LLC	United States

Gold	Ohura Precious Metal Industry Co., Ltd.	Japan

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” - (OJSC Krastvetmet)	Russia

Gold	OJSC Kolyma Refinery	Russia

Gold	Pamp SA	Switzerland

Gold	Penglai Penggang Gold Industry Co. Ltd.	China

Gold	Prioksky Plant of Non-Ferrous Metals	Russia

Gold	PT Aneka Tambang (Persero) Tbk	Indonesia

Gold	PX Précinox SA	Switzerland

Gold	Rand Refinery (Pty) Ltd.	South Africa

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Gold	Royal Canadian Mint	Canada

Gold	Sabin Metal Corp.	United States

Gold	Samwon Metals Corp.	Republic of Korea

Gold	Schone Edelmetaal	Netherlands

Gold	SEMPSA Joyería Platería, S.A.	Spain

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russia

Gold	Solar Applied Materials Technology Corp.	Taiwan

Gold	Sumitomo Metal Mining Co., Ltd.	Japan

Gold	Tanaka Kikinzoku Kogyo K.K.	Japan

Gold	The Great Wall Gold & Silver Refinery of China	China

Gold	The Refinery of Shandong Gold Mining Co. Ltd.	China

Gold	Tokuriki Honten Co., Ltd.	Japan

Gold	Tongling Nonferrous Metals Group Holdings Co., Ltd.	China

Gold	Torecom	Republic of Korea

Gold	Umicore Brazil Ltda	Brazil

Gold	Umicore Precious Metals Thailand	Thailand

Gold	Umicore SA Business Unit Precious Metals Refining	Belgium

Gold	United Precious Metal Refining, Inc.	United States

Gold	Valcambi SA	Switzerland

Gold	Western Australian Mint trading as The Perth Mint	Australia

Gold	Yamamoto Precious Metal Co., Ltd.	Japan

Gold	Yokohama Metal Co. Ltd.	Japan

Gold	Yunnan Copper Industry Co. Ltd.	China

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

Gold	Zijin Mining Group Co. Ltd.	China

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Tin	Alpha	United States

Tin	China Rare Metal Material Co., Ltd.	China

Tin	China Tin Group Co., Ltd.	China

Tin	CNMC (Guangxi) PGMA Co. Ltd.	China

Tin	Cooper Santa	Brazil

Tin	CV Gita Pesona	Indonesia

Tin	CV JusTindo	Indonesia

Tin	CV Nurjanah	Indonesia

Tin	CV Serumpun Sebalai	Indonesia

Tin	CV United Smelting	Indonesia

Tin	Dowa Metals & Mining Co. Ltd.	Japan

Tin	EM Vinto	Bolivia

Tin	Fenix Metals	Poland

Tin	Gejiu Kai Meng Industry and Trade LLC	China

Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	China

Tin	Gejiu Zi-Li	China

Tin	Huichang Jinshunda Tin Co. Ltd.	China

Tin	Magnu’s Minerals Metais e Ligas Ltda	Brazil

Tin	Malaysia Smelting Corporation	Malaysia

Tin	Melt Metais e Ligas Ltda.	Brazil

Tin	Metallo Chimique	Belgium

Tin	Mineração Taboca S.A.	Brazil

Tin	Minsur S.A.	Peru

Tin	Mitsubishi Materials Corporation	Japan

Tin	Novosibirsk Integrated Tin Works*	Russia

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand

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Tin	O.M. Manufacturing Philippines, Inc.	Philippines

Tin	Operaciones Metalúrgicas S. A.	Bolivia

Tin	PT Alam Lestari Kencana*	Indonesia

Tin	PT Artha Cipta Langgeng	Indonesia

Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tin	PT Babel Inti Perkasa	Indonesia

Tin	PT Bangka Kudai Tin*	Indonesia

Tin	PT Bangka Putra Karya	Indonesia

Tin	PT Bangka Timah Utama Sejahtera*	Indonesia

Tin	PT Bangka Tin Industry	Indonesia

Tin	PT Belitung Industri Sejahtera	Indonesia

Tin	PT BilliTin Makmur Lestari	Indonesia

Tin	PT Bukit Timah	Indonesia

Tin	PT DS Jaya Abadi	Indonesia

Tin	PT Duta Putra Bangka*	Indonesia

Tin	PT Eunindo Usaha Mandiri	Indonesia

Tin	PT Inti Stania Prima	Indonesia

Tin	PT Karimun Mining	Indonesia

Tin	PT Mitra Stania Prima	Indonesia

Tin	PT Panca Mega Persada	Indonesia

Tin	PT Prima Timah Utama	Indonesia

Tin	PT Refined Bangka Tin	Indonesia

Tin	PT Sariwiguna Binasentosa	Indonesia

Tin	PT Seirama Tin Investment	Indonesia

Tin	PT Stanindo Inti Perkasa	Indonesia

Tin	PT Tambang Timah	Indonesia

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Tin	PT Timah (Persero), Tbk	Indonesia

Tin	PT Timah Nusantara*	Indonesia

Tin	PT Tinindo Inter Nusa	Indonesia

Tin	Rui Da Hung Business Co., Ltd.	Taiwan

Tin	Soft Metais, Ltda.	Brazil

Tin	Thaisarco	Thailand

Tin	White Solder Metalurgia e Mineração Ltda.	Brazil

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

Tin	Yunnan Tin Company, Ltd.	China

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China

Tantalum	Conghua Tantalum and Niobium Smeltry	China

Tantalum	Duoluoshan	China

Tantalum	Exotech Inc.	United States

Tantalum	F&X Electro-Materials Ltd.	China

Tantalum	Gannon & Scott*	United States

Tantalum	Global Advanced Metals Aizu	Japan

Tantalum	Global Advanced Metals Boyertown	United States

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China

Tantalum	H.C. Starck Co., Ltd.	Thailand

Tantalum	H.C. Starck GmbH Goslar	Germany

Tantalum	H.C. Starck GmbH Laufenburg	Germany

Tantalum	H.C. Starck Hermsdorf GmbH	Germany

Tantalum	H.C. Starck Inc.	United States

Tantalum	H.C. Starck Ltd.	Japan

Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China

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Tantalum	Hi-Temp Specialty Metals, Inc.	United States

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China

Tantalum	Jiujiang Tanbre Co., Ltd.	China

Tantalum	Kemet Blue Metals	Mexico

Tantalum	Kemet Blue Powder Corporation	United States

Tantalum	LSM Brasil S.A.	Brazil

Tantalum	Metallurgical Products India (Pvt.) Ltd.	India

Tantalum	Mineração Taboca S.A.	Brazil

Tantalum	Mitsui Mining & Smelting	Japan

Tantalum	Molycorp Silmet A.S.	Estonia

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China

Tantalum	Plansee SE Liezen	Austria

Tantalum	Plansee SE Reutte	Austria

Tantalum	QuantumClean	United States

Tantalum	RFH Tantalum Smeltry Co., Ltd.	China

Tantalum	Solikamsk Magnesium Works OAO	Russia

Tantalum	Taki Chemicals Co., Ltd.	Japan

Tantalum	Tantalite Resources*	South Africa

Tantalum	Telex Metals LLC	United States

Tantalum	Ulba	Kazakhstan

Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China

Tantalum	Zhuzhou Cement Carbide	China

Tungsten	A.L.M.T. Corp.	Japan

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China

Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China

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Tungsten	FuJian JinXin Tungsten Co., Ltd.	China

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China

Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

Tungsten	Global Tungsten & Powders Corp.	United States

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China

Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany

Tungsten	H.C. Starck GmbH	Germany

Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	China

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China

Tungsten	Japan New Metals Co., Ltd.	Japan

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China

Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China

Tungsten	Kennametal Fallon	United States

Tungsten	Kennametal Huntsville	United States

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China

Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam

Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam

Tungsten	Wolfram Bergbau and Hütten AG	Austria

Tungsten	Wolfram Co., CJSC	Russia

Tungsten	Xiamen Tungsten (HC) Co., Ltd.	China

Tungsten	Xiamen Tungsten Co., Ltd.	China

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China

*Smelters and refiners that Apple believes are no longer operational or are no longer in Apple’s supply chain as of December 31, 2014.

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ANNEX II

Angola

Argentina

Australia

Austria

Belgium

Bolivia

Brazil

Burundi

Canada

Central African Republic

Chile

China

Colombia

Côte D’Ivoire

Czech Republic

Democratic Republic of the Congo

Djibouti

Egypt

Estonia

Ethiopia

France

Germany

Guyana

Hungary

India

Indonesia

Ireland

Israel

Japan

Kazakhstan

Kenya

Laos

Luxembourg

Madagascar

Malaysia

Mongolia

Mozambique

Myanmar

Netherlands

Nigeria

Peru

Portugal

Republic of Congo

Republic of Korea

Russia

Rwanda

Sierra Leone

Singapore

Slovakia

South Africa

South Sudan

Spain

Suriname

Switzerland

Taiwan

Tanzania

Thailand

Uganda

United Kingdom

United States

Vietnam

Zambia

Zimbabwe

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